EXHIBIT 5.1

                       [Davis Polk & Wardwell Letterhead]





                                                August 2, 1999






Alliance Capital Management L.P. II
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

         We have acted as counsel to Alliance Capital Management L.P. II ("Alliance Capital"), a Delaware limited partnership, in connection with its Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration by Alliance Capital of units (the "Units") representing limited partnership interests in Alliance Capital to be offered by Alliance Capital Management L.P. ("Alliance Holding") in an exchange offer for units of Alliance Holding following the issuance of all such Units to Alliance Holding in connection with the transfer by Alliance Holding of its business to Alliance Capital pursuant to the terms of the Agreement and Plan of Reorganization to be entered into among Alliance Holding, Alliance Capital, Alliance Capital Management Corporation and The Equitable Life Assurance Society of the United States, substantially in the form of Annex A to the Proxy Statement/Prospectus constituting a part of the Registration Statement (the "Agreement and Plan of Reorganization").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

         In rendering this opinion we have assumed that prior to the issuance of any of the Units (i) the Registration Statement will have become effective under the Securities Act and (ii) the unitholders of Alliance Holding will have approved and adopted (x) the transfer by Alliance Holding of its business to Alliance Capital pursuant to the Agreement and Plan of Reorganization and (y) the amendments to Alliance Capital's partnership agreement set forth in the Amended Alliance Holding Partnership Agreement attached as Annex B to the Proxy Statement/Prospectus constituting a part of the Registration Statement.

         On the basis of the foregoing, we are of the opinion that the Units have been duly authorized and the Units, when issued and delivered in accordance with the terms and conditions of the Agreement and Plan of Reorganization, will be validly issued.


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         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal securities laws of the United States of America and the Revised Uniform Partnership Act of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,



                                        /s/ Davis Polk & Wardwell



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